Exhibit 99.1

NEWS RELEASE
DRESS BARN, INC. REPORTS FISCAL FIRST QUARTER SALES AND EARNINGS

SUFFERN, NY - NOVEMBER 19, 2008 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal first quarter ended October 25, 2008.

Net sales for the fiscal first quarter ended October 25, 2008 increased 3% to $376.4 million, compared to net sales of $363.7 million for the fiscal first quarter ended October 27, 2007. Comparable store sales for the quarter decreased 1%.

By division, net sales at dressbarn stores increased 2% to $232.8 million compared to net sales of $228.2 million in the first quarter of fiscal 2008. Comparable store sales for the quarter were flat to last year. Net sales at maurices stores increased 6% to $143.6 million compared to net sales of $135.5 million in the first quarter of fiscal 2008. Comparable store sales for the quarter decreased 3%.

Net earnings for the fiscal first quarter increased 4% to $20.5 million, or $0.32 per diluted share. This compares to net earnings of $19.6 million, or $0.30 per diluted share, for the comparable period of fiscal 2008.

Commentary

David R. Jaffe, President and Chief Executive Officer stated, “We are pleased to have generated solid first quarter results that exceeded our expectations. In view of the current condition of the consumer market, we have carefully adjusted our inventory levels and promotional strategy. We have also moderated our outlook for the remainder of our fiscal year given the difficult and highly promotional retail environment.”

Mr. Jaffe continued, “We believe our brands have a significant advantage in this retail climate as both benefit from a strong value message.”

Mr. Jaffe concluded, “We will maintain our focus on preserving our strong and liquid balance sheet, which ended the quarter with approximately $300 million in cash and marketable securities, while continuing to tightly control our inventories and costs.”

Exhibit 99.1

Revised Fiscal July 2009 Guidance
Given the current weakness in consumer spending that may well persist for the remainder of our fiscal year ending July 25, 2009, the Company revised its guidance for earnings per diluted share to the range of $0.90 to $1.00 from its previous guidance of $1.23 to $1.28. This revised earnings per share estimate is based upon various assumptions, including approximately 64.5 million fully diluted shares outstanding and a comparable store sales decrease in the mid-single digit range for the remainder of the fiscal year.

Conference Call Information

The Company will conduct a conference call today, November 19, 2008 at 4:30 PM Eastern Time to review its fiscal first quarter financial results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 597-5346 five minutes prior to the start time, the passcode is 91244776. The call will also be simultaneously broadcast at www.dressbarn.com. A recording of the call will be available shortly after its conclusion and until December 19, 2008 by dialing (617) 801-6888 with the passcode of 87956205.

ABOUT DRESS BARN, INC.
Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career fashion apparel through its dressbarn and maurices brands. As of October 25, 2008, the Company operated 841 dressbarn stores in 46 states and 692 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 26, 2008.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended
	October 25,		October 27,
	2008		2007

Net sales	$376,398	100.0%	$363,724	100.0%
Cost of sales, including
occupancy and buying costs	229,198	60.9%	224,215	61.6%
Gross profit	147,200	39.1%	139,509	38.4%
Selling, general and
administrative expenses	102,688	27.3%	96,735	26.6%
Depreciation and amortization	12,204	3.2%	11,581	3.2%
Operating income	32,308	8.6%	31,193	8.6%

Interest income	2,002	0.5%	1,541	0.4%
Interest expense	(1,226)	-0.3%	(1,215)	-0.3%
Other (expense) income	453	0.1%	378	0.1%
Earnings before income taxes	33,537	8.9%	31,897	8.8%
Income taxes	13,053	3.5%	12,274	3.4%
Net earnings	$20,484	5.4%	$19,623	5.4%

Earnings per share:
Basic	$0.34		$0.33
Diluted	$0.32		$0.30

Weighted average shares outstanding:
Basic	60,337		60,107
Diluted	64,901		65,891

Exhibit 99.1

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited Amounts in thousands

	October 25,	October 27,
ASSETS	2008	2007
Current Assets:
Cash and cash equivalents	$144,275	$46,999
Marketable security investments	102,121	150,592
Merchandise inventories	187,104	193,500
Deferred income tax asset	9,678	3,395
Prepaid expenses and other	20,212	18,874
Total Current Assets	463,390	413,360

Property, Plant and Equipment	538,475	496,116
Less accumulated depreciation and amortization	261,572	234,414
Property, Plant and Equipment, net	276,903	261,702

Deferred Income Taxes	-	9,089
Intangible Assets, net	107,549	108,626
Goodwill	131,318	130,656
Marketable Security Investments	51,954	-
Other Assets	17,800	21,590
TOTAL ASSETS	$1,048,914	$945,023

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$111,327	$95,395
Accrued salaries, wages and related expenses	28,743	25,228
Other accrued expenses	54,280	48,451
Customer credits	14,237	14,980
Income taxes payable	3,664	9,269
Current portion of long-term debt	1,294	116,227
Total Current Liabilities	213,545	309,550

Long-Term Debt	142,097	28,227
Deferred Rent and Lease Incentives	64,284	55,363
Deferred Compensation and Other Long Term Liabilities	42,204	53,473
Deferred Income Tax Liability	14,746	-
Total Liabilities	476,876	446,613
Shareholders' Equity	572,038	498,410
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,048,914	$945,023